Centennial Resource Development Announces Second Quarter 2020 Results and Issues 2020 Guidance

DENVER, August 3, 2020 (GLOBE NEWSWIRE) – Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced second quarter 2020 financial and operational results and issued 2020 operational plans and targets.
Recent Financial and Operational Highlights
•Reduced capital expenditures by 84% from the first quarter 2020
•Reduced year-to-date average well costs by over 20% compared to 2019
•Reduced LOE per unit costs for the third consecutive quarter
•Implemented plan to significantly reduce cash G&A expenses
•Executed debt exchange, reducing total senior note debt by $127 million
•Curtailed a portion of May production volumes as a result of weak pricing
Updated 2020 Financial and Operational Plan
•Currently stimulating five drilled, but uncompleted wells
•Plan to resume drilling activity with one-rig in the fourth quarter
•Reduced total capital budget to $255 million from previous guidance
•Expect to be essentially cash flow neutral for the remainder of the year at current strip pricing
Financial Results
For the second quarter 2020, Centennial reported net income of $5.3 million, or $0.02 per diluted share, compared to $17.9 million, or $0.07 per diluted share, in the prior year period.
Total equivalent production during the second quarter 2020 averaged 68,245 barrels of oil equivalent per day (“Boe/d”) compared to 76,122 Boe/d in the prior year period. Average daily crude oil production for the quarter was 37,411 barrels of oil per day (“Bbls/d”) compared to 43,105 Bbls/d in the prior year period.
“The second quarter was the most challenging crude oil price environment in recent history. To protect the balance sheet, Centennial drastically reduced capital expenditures. We also implemented a series of cost reduction initiatives that will continue to benefit the Company over time,” said Sean R. Smith, Chief Executive Officer. “Going forward, we remain focused on minimizing cash costs and have reduced both LOE and recurring cash G&A. As the oil market recovers, we plan to resume operational activity with a focus on enhancing our economics through a combination of lower well costs and higher operating margins.”

Second Quarter Operational Results
Centennial voluntarily curtailed approximately 20% of its May production volumes in response to weak realized prices. In order to minimize shut-in volumes, the Company continued to produce crude oil to on-site tank batteries, ultimately selling these stocks at materially higher prices later in the quarter. The majority of shut-in production volumes were brought-back online during June at essentially no incremental cost.
“We made the prudent decision to voluntarily shut-in a portion of our production during May. Notably, we experienced virtually no artificial lift failures or additional workover expenses associated with returning volumes to pre-shut-in levels,” Smith said.
Centennial has implemented numerous field-level projects targeting lower lease operating expenses (“LOE”), which have generated positive results. Second quarter LOE per Boe decreased 17% compared to the prior period, despite lower production volumes. Centennial recently completed the first phase of its electric substation in Reeves County, Texas, enabling it to convert more facilities from generator power to the electrical grid. Additionally, the Company continues its ongoing transition from electric submersible pumps to more reliable gas lift. Centennial remains focused on these types of cost reducing projects going forward.
“Our electrification project has reduced the number of generators in the field by 60%, resulting in lower equipment rental costs. Furthermore, we have significantly increased the usage of gas lift where feasible, lowering workover expenses,” Smith said. “Combined, these projects have lowered LOE costs, while reducing production downtime.”
As previously announced, Centennial took a series of actions during the quarter to lower cash general and administrative (“G&A”) expenses, including a reduction to its workforce, employee and executive management salaries, Board of Director retainers and other non-payroll expenses. Excluding the effects of one-time severance costs paid to G&A employees of $2.9 million, Centennial’s cash G&A expenses during the quarter were $1.75 per BOE, a reduction of 12% compared to the prior period.
Due to recent commodity price volatility, Centennial suspended all drilling and most completion activities in the second quarter. As a result, total capital expenditures incurred were $28.0 million, compared to $175.4 million in the prior quarter. Second quarter drilling and completion (“D&C”) capital expenditures totaled $21.4 million and were primarily associated with the completion of four wells in early April. The remaining $6.6 million was spent on facilities, infrastructure and land.
2020 Operational Plans and Targets
Centennial’s estimated fiscal year 2020 total capital budget is approximately $240 million to $270 million, a reduction of $10 million utilizing the mid-point compared to its previously updated guidance range. Total D&C costs are estimated to be $200 million to $220 million, with the remaining portion to be allocated to facilities, infrastructure and land. As a result of the Company’s five-rig operated drilling program during the first quarter, capital expenditures for the first half of 2020 represent approximately 80% of its updated full year budget, implying a significant reduction in total capital to be incurred during the second half of the year.
During the third quarter, Centennial commenced the completion of five wells that were drilled but uncompleted in Lea County, New Mexico. Additionally, the Company intends to resume drilling activity with one-rig in the fourth quarter to conservatively resume field development.
“As the price of crude oil has recovered from record lows, we are pleased to resume D&C activity on our asset base. Importantly, we expect our future drilling program to be underpinned by significantly lower well costs, as a result of higher efficiencies and structural cost improvements,” Smith said. “Year-to-date, our operations team has successfully reduced well costs by over 20% compared to last year, and we expect to deliver total well costs of approximately $900 per lateral foot when activity resumes.”

“Based on our expected activity levels through year-end, we anticipate being cash flow neutral for the balance of the year, assuming strip pricing and inclusive of our oil hedges. This will enable us to prudently manage our liquidity while resuming activity,” Smith said.
The Company expects the current operational plan to deliver full year total equivalent production volumes of 64,000 Boe/d to 68,000 Boe/d, including crude oil volumes of 34,500 Bbls/d to 36,500 Bbls/d. (For a detailed table summarizing Centennial’s 2020 operational and financial guidance, please see the Appendix of this press release.)
Senior Notes Exchange Offer Results
On May 22, 2020, Centennial completed an exchange offer whereby holders of $254.2 million aggregate principal amount of the Company’s $900.0 million outstanding senior unsecured notes exchanged their notes for $127.1 million principal amount of newly issued 8.00% second lien senior secured notes due 2025. As a result, $900.0 million in senior unsecured notes outstanding at March 31, 2020 was reduced by $254.2 million to $645.8 million. The debt exchange resulted in an overall reduction to the Company’s total principal amount of notes outstanding by $127.1 million and lowered future interest expense. A comparison between recent periods of Centennial’s total principal amount of debt outstanding is provided below:

($'s in millions)	March 31, 2020	June 30, 2020	Increase / (Decrease)
5.375% Senior Unsecured Notes Due 2026	$400.0	$289.4	$(110.6)
6.875% Senior Unsecured Notes Due 2027	500.0	356.4	(143.6)
Total Senior Unsecured Notes	900.0	645.8	(254.2)
New 8.00% Second Lien Senior Secured Notes Due 2025	—	127.1	127.1
Total Principal Amount of Notes Outstanding	$900.0	$772.9	$(127.1)

Capital Structure and Liquidity
As of June 30, 2020, Centennial had $7.2 million in cash on hand and $370.0 million of borrowings under its revolving credit facility. During the quarter, the Company borrowed $135.0 million on its credit facility primarily due to changes in working capital associated with the slowdown in activity levels and lower commodity prices. At June 30, 2020 Centennial’s total liquidity was $297.2 million, based on a $700.0 million borrowing base, the availability blocker of $31.8 million that was instituted to accommodate the new senior secured notes issued in connection with the debt exchange and $8.2 million in letters of credit outstanding, plus cash on hand. As of June 30, 2020, in addition to the revolver borrowings, the Company had $127.1 million of senior secured notes and $645.8 million of senior unsecured notes outstanding. The $135.0 million in credit facility borrowings for the quarter was largely offset by the debt exchange, resulting in only a $7.9 million increase in overall debt during the period.
Hedge Position
Centennial recently entered into additional oil hedges for the fourth quarter of 2020 in order to further protect against the potential future decline in oil prices. For the third quarter, the Company has 25,000 Bbls/d of oil hedged at a weighted average fixed price of $26.83 per barrel. For the fourth quarter, Centennial has 13,000 Bbls/d of oil hedged at a weighted average fixed price of $38.89 per barrel. Also for the fourth quarter, the Company has 2,000 Bbls/d of oil collars in place with a weighted average floor and ceiling price of $39.00 per barrel and $44.50 per barrel, respectively. In addition, Centennial has certain crude oil basis swaps and natural gas hedges for 2020. The Company has a minimal amount of oil and natural gas hedges in place for 2021 and expects to implement additional hedges for this period over time. (For a summary table of Centennial’s derivative contracts as of July 31, 2020, please see the Appendix to this press release.)
“Going forward, we expect to become more systematic in regards to our hedging program, with the goal of limiting downside risk while preserving upside optionality,” Smith said.
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before August 4, 2020.
Conference Call and Webcast
Centennial will host an investor conference call on Tuesday, August 4, 2020 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss second quarter 2020 operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (800) 789-3525, or (442) 268-1041 for international calls, (Conference ID: 7031059) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 7031059) for a 14-day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal”, “plan”, “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from the reduced demand caused by the COVID-19 pandemic and the actions by certain oil and natural gas producing countries;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;

•our financial strategy, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing our properties;
•our anticipated rate of return;
•general economic conditions;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2019, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Details of our updated 2020 operational and financial guidance are presented below:

	Updated 2020 FY Guidance
Net average daily production (Boe/d)	64,000	—	68,000
Oil net average daily production (Bbls/d)	34,500	—	36,500

Production costs
Lease operating expenses ($/Boe)	$4.60	—	$5.00
Gathering, processing and transportation expenses ($/Boe)	$2.80	—	$3.10
Depreciation, depletion, and amortization ($/Boe)	$14.50	—	$16.50
Cash general and administrative ($/Boe)	$1.95	—	$2.15
Non-cash stock-based compensation ($/Boe)	$0.80	—	$1.00
Severance and ad valorem taxes (% of revenue)	7.0%	—	9.0%

Capital expenditure program ($MM)	$240	—	$270
Drilling and completion capital expenditure	$200	—	$220
Facilities, infrastructure and land	$40	—	$50

Operated drilling program
Wells spud (gross)	17	—	23
Wells completed (gross)	30	—	33
Average working interest	~90%
Average lateral length (Feet)	~7,500

Centennial Resource Development, Inc.
Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30, 2020
	2020	2019	2020	2019
Net revenues (in thousands):
Oil sales	$73,100	$214,305	$243,605	$389,859
Natural gas sales	8,787	8,088	17,145	20,585
NGL sales	8,622	21,846	22,528	48,364
Oil and gas sales	$90,509	$244,239	$283,278	$458,808

Average sales prices:
Oil (per Bbl)	$21.47	$54.63	$33.92	$51.51
Effect of derivative settlements on average price (per Bbl)	(1.60)	(0.18)	(0.76)	(0.20)
Oil net of hedging (per Bbl)	$19.87	$54.45	$33.16	$51.31

Average NYMEX price for oil (per Bbl)	$28.00	$59.81	$37.09	$57.36
Oil differential from NYMEX	(6.53)	(5.18)	(3.17)	(5.85)

Natural gas (per Mcf)	$0.87	$0.81	$0.82	$1.09
Effect of derivative settlements on average price (per Mcf)	(0.14)	0.71	(0.07)	0.40
Natural gas net of hedging (per Mcf)	$0.73	$1.52	$0.75	$1.49

Average NYMEX price for natural gas (per Mcf)	$1.65	$2.51	$1.76	$2.69
Natural gas differential from NYMEX	(0.78)	(1.70)	(0.94)	(1.60)

NGL (per Bbl)	$7.72	$16.24	$10.79	$17.99

Net production:
Oil (MBbls)	3,404	3,922	7,182	7,568
Natural gas (MMcf)	10,140	9,954	20,855	18,918
NGL (MBbls)	1,116	1,346	2,088	2,689
Total (MBoe)(1)	6,210	6,927	12,746	13,410

Average daily net production:
Oil (Bbls/d)	37,411	43,105	39,461	41,814
Natural gas (Mcf/d)	111,419	109,392	114,585	104,521
NGL (Bbls/d)	12,264	14,785	11,474	14,856
Total (Boe/d)(1)	68,245	76,122	70,333	74,089
_______________
(1) Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Centennial Resource Development, Inc.
Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating costs (in thousands):
Lease operating expenses	$25,839	$34,885	$58,478	$64,747
Severance and ad valorem taxes	5,696	17,186	22,269	33,306
Gathering, processing and transportation expenses	17,284	16,243	34,223	31,267
Operating costs per Boe:
Lease operating expenses	$4.16	$5.04	$4.59	$4.83
Severance and ad valorem taxes	0.92	2.48	1.75	2.48
Gathering, processing and transportation expenses	2.78	2.34	2.68	2.33

Centennial Resource Development, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues
Oil and gas sales	$90,509	$244,239	$283,278	$458,808
Operating expenses
Lease operating expenses	25,839	34,885	58,478	64,747
Severance and ad valorem taxes	5,696	17,186	22,269	33,306
Gathering, processing and transportation expenses	17,284	16,243	34,223	31,267
Depreciation, depletion and amortization	93,020	112,114	194,278	208,672
Impairment and abandonment expense	19,425	4,418	630,725	35,682
Exploration expense	4,051	3,861	8,060	6,377
General and administrative expenses	17,994	18,435	36,864	36,553
Total operating expenses	183,309	207,142	984,897	416,604
Net gain (loss) on sale of long-lived assets	(2)	9	243	7
Income (loss) from operations	(92,802)	37,106	(701,376)	42,211

Other income (expense)
Interest expense	(17,371)	(14,437)	(33,792)	(24,597)
Gain on exchange of debt	143,443	—	143,443	—
Net gain (loss) on derivative instruments	(29,857)	2,128	(38,362)	(3,743)
Other income (expense)	1	133	(52)	259
Total other income (expense)	96,216	(12,176)	71,237	(28,081)

Income (loss) before income taxes	3,414	24,930	(630,139)	14,130
Income tax (expense) benefit	1,916	(5,928)	85,124	(3,665)
Net income (loss)	5,330	19,002	(545,015)	10,465
Less: Net (income) loss attributable to noncontrolling interest	—	(1,125)	2,362	(700)
Net income (loss) attributable to Class A Common Stock	$5,330	$17,877	$(542,653)	$9,765

Income (loss) per share of Class A Common Stock:
Basic	$0.02	$0.07	$(1.96)	$0.04
Diluted	$0.02	$0.07	$(1.96)	$0.04

Non-GAAP Financial Measure
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration costs, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation, gain on exchange of debt, gains and losses from the sale of assets, transaction costs and nonrecurring workforce reduction severance payments. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$5,330	$17,877	$(542,653)	$9,765
Net income (loss) attributable to noncontrolling interest	—	1,125	(2,362)	700
Interest expense	17,371	14,437	33,792	24,597
Income tax expense (benefit)	(1,916)	5,928	(85,124)	3,665
Depreciation, depletion and amortization	93,020	112,114	194,278	208,672
Impairment and abandonment expenses	19,425	4,418	630,725	35,682
Gain on exchange of debt	(143,443)	—	(143,443)	—
Non-cash derivative loss	22,963	4,260	31,415	9,754
Stock-based compensation expense	4,270	6,076	10,162	11,959
Exploration expense	4,051	3,861	8,060	6,377
Workforce reduction severance payments	2,884	—	2,884	—
Transaction costs	476	—	476	—
(Gain) loss on sale of long-lived assets	2	(9)	(243)	(7)
Adjusted EBITDAX	$24,433	$170,087	$137,967	$311,164

Net Debt / Book Capitalization Ratio
Net debt / book capitalization ratio is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define net debt / book capitalization ratio as net debt divided by book capitalization (non-GAAP). Net debt is defined as long-term debt, net, plus unamortized debt discount and issuance costs on Senior Notes minus cash and cash equivalents. Book capitalization (non-GAAP) is defined as long-term debt, net, plus unamortized debt discount and debt issuance costs on Senior Notes, plus total equity. Net debt / book capitalization ratio is not a measure calculated in accordance with GAAP.
Our management believes net debt / book capitalization ratio is useful as it allows them to more effectively evaluate our capital structure and liquidity and compare the results against our peers. Net debt / book capitalization ratio should not be considered as an alternative to, or more meaningful than, debt / book capitalization (GAAP) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our computations of net debt / book capital ratio may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of our net debt / book capitalization ratio to our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	June 30, 2020	December 31, 2019
Total equity	$2,734,543	$3,270,701

Long-term debt, net	1,106,043	1,057,389
Unamortized debt discount and debt issuance costs on Senior Notes	36,829	17,611
Long-term debt	1,142,872	1,075,000
Less: cash and cash equivalents	(7,214)	(10,223)
Net debt (Non-GAAP)	1,135,658	1,064,777

Book capitalization (GAAP)(1)	$3,840,586	$4,328,090

Book capitalization (non-GAAP)(2)	$3,877,415	$4,345,701

Debt / book capitalization (GAAP)(3)	29%	24%

Net debt / book capitalization (non-GAAP)(4)	29%	25%

(1) Book capitalization (GAAP) is calculated as total equity plus long-term debt, net.
(2)  Book capitalization (non-GAAP) is calculated as total equity plus long-term debt.
(3) Debt / book capitalization (GAAP) is calculated as long-term debt, net divided by book capitalization (GAAP).
(4)  Net debt / book capitalization (non-GAAP) is calculated as net debt divided by book capitalization (non-GAAP).

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of June 30, 2020 and additional contracts entered into through July 31, 2020:

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Fixed Price $/Bbl)(1)
Crude oil swaps
NYMEX WTI	July 2020 - September 2020	2,300,000	25,000	$26.83
	October 2020 - December 2020	1,196,000	13,000	38.89

ICE Brent	January 2021 - March 2021	90,000	1,000	45.56

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Differential ($/Bbl)(2)
Crude oil basis swaps	July 2020 - September 2020	1,472,000	16,000	$0.52
	October 2020 - December 2020	1,196,000	13,000	0.51

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Collar Price Ranges(3)
Crude oil collars	October 2020 - December 2020	184,000	2,000	$39.00 - $44.50

(1) These crude oil swap transactions are settled based on the NYMEX WTI or ICE Brent oil price on each trading day within the contracted monthly settlement date.
(2) These oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable settlement period.
(3) These crude oil collars are settled based on the NYMEX WTI price on each trading day within the specified monthly settlement period and establish floor and ceiling prices for the contractual volumes.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Fixed Price ($/MMBtu)(1)
Natural gas swaps	July 2020 - September 2020	2,760,000	30,000	$2.03
	October 2020 - December 2020	2,150,000	23,370	2.40
	January 2021 - March 2021	1,800,000	20,000	2.68

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Differential ($/MMBtu)(2)
Natural gas basis swaps	July 2020 - September 2020	2,760,000	30,000	$(1.62)
	October 2020 - December 2020	930,000	10,109	(1.62)

(1) These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the contracted monthly settlement period.
(2) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable settlement period.